Emisphere Contact:
                                                        Charles H. Abdalian, Jr.
                                                        Chief Financial Officer
                                                        (914) 785-4763


FOR IMMEDIATE RELEASE
---------------------

             EMISPHERE TECHNOLOGIES, INC. ANNOUNCES RESTRUCTURING OF RELATIONSHIP WITH ELAN CORPORATION FOR DEVELOPMENT AND
                            MARKETING OF ORAL HEPARIN

Tarrytown, NY, July 6, 1999 --- Emisphere Technologies, Inc. (Nasdaq: EMIS) today announced it has agreed with Elan Corporation, plc (NYSE: ELN) to restructure their 50-50 joint venture to develop and market oral forms of heparin.

Under terms of the agreement, Emisphere will now fully own the technology and marketing and product rights to the joint venture's entire family of oral heparin products and assume complete responsibility for Phase III development and funding of the product. As consideration for Elan's previous joint venture investments in the form of loan stock and equity and certain intangible assets, Emisphere has issued Elan a $20.0 million, zero coupon note. Elan will also receive future royalties based on product sales, subject to an annual cap. The note accrues interest at 15.0% per year and has a term of 7 years. Elan has agreed to subscribe for Emisphere's common stock upon repayment of the note. Elan has also committed to provide Emisphere with up to $15 million in financial support for Phase III clinical trials of oral heparin. The provision by Elan of these loans is subject to Emisphere attaining certain Phase III clinical milestones, results of due diligence satisfactory to Elan (in its sole discretion), Elan's board approval, and other conditions.

Because of the above transaction, Emisphere will take a charge of approximately $11.0 million for in-process research and development in its fourth fiscal quarter ending July 31, 1999. The joint venture will be concluded and Emisphere will receive cash payments of approximately $6.0 million owed for past services.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, stated, "This new structure is intended to allow for rapid clinical development and commercialization to maximize our short-term and long-term business strategy. The opportunities and indications for oral heparin have expanded beyond our original assumptions. Therefore, the two companies agreed to restructure the existing joint venture arrangement in order to fully capitalize on these additional indications and to maximize the oral heparin opportunity by rapidly penetrating its existing and expanding market."

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"With the significant growth of heparin and low molecular weight heparin in the marketplace over the past three years, we feel that our ability to positively impact the lives of millions of patients can best be realized by the broad clinical development of our family of oral heparin products. We have initiated discussions with several potential marketing partners who meet these objectives. We will self-fund Phase III clinical trials for oral heparin until such partnership is formed."

The Emisphere/Elan joint venture was formed in 1996 to develop and commercialize oral formulations of heparin. Emisphere and Elan announced on January 20, 1999 that the results of the Phase II oral heparin study indicated the oral heparin formulations were comparable to injectable heparin in the prevention of deep venous thrombosis. The results will be presented by Scott Berkowitz, M.D, Assistant Professor of Medicine and Pathology Duke University Medical Center, at the Congress of the International Society on Thrombosis and Hemostasis on August 19th in Washington, D.C. Initiation of Phase III clinical trials is subject to FDA clearance. An end of Phase II/ Phase III FDA meeting has been recently requested.

Emisphere Technologies, Inc. is a biopharmaceutical company focused on the discovery and application of proprietary synthetic chemical compounds that enable the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. Emisphere has strategic alliances with Eli Lilly & Co. and Norvartis Pharma AG to develop oral formulations of several therapeutic proteins. Further information about Emisphere can be found at www.emisphere.com

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using the Company's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, its ability to access the Elan loans which are subject to significant conditions, many of which are at Elan's discretion, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

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